As filed with the Securities and Exchange Commission on October 31, 2014

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
DTE ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization) One Energy Plaza Detroit, Michigan (Address of Principal Executive Offices)	38-3217752 (I.R.S. Employer Identification No.) 48226-1279 (Zip Code)

DTE ENERGY COMPANY AMENDED
AND RESTATED LONG-TERM INCENTIVE PLAN
(Full title of the plan)
________________
Lisa A. Muschong
DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226-1279
(313) 235-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________
Copies to:

Timothy E. Kraepel
DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226-1279
(313) 235-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☑     Accelerated filer ☐  Non-accelerated filer ☐   Smaller reporting company  ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock	3,000,000	$80.575	$241,725,000	$28,088.45

(1)
Number of shares that may be issued by Registrant pursuant to stock options or other stock awards available for future grant under the Company's Amended and Restated Long-Term Incentive Plan (Plan).  The Plan provides that the number of shares available under the Plan will be equitably adjusted in the event of a stock dividend, stock split, recapitalization or similar event.  Accordingly, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares that by reason of such event may become available under the Plan

(2)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(h) and based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on October 27, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the registration of an additional 3,000,000 shares of common stock, no par value (“Common Stock”) of DTE Energy Company, or the Registrant, for future issuance pursuant to awards under the DTE Energy Company Amended and Restated Long-Term Incentive Plan (formerly, the “DTE Energy Company 2006 Long-Term Incentive Plan”). In accordance with General Instruction E to Form S-8, the contents of the previous Registration Statements on Form S-8 related to the DTE Energy Company Long-Term Incentive Plan (333-133645) filed on April 28, 2006 with the Securities and Exchange Commission (“Commission”) (as amended by Post-Effective Amendment No.1 (333-133645) filed on August 22, 2006) and Form S-8 (333-183440) filed on August 20, 2012 are incorporated herein by reference and made part of this Registration Statement, except as amended hereby. Effective as of May 1, 2014, the Registrant amended and restated the DTE Energy Company Long-Term Incentive Plan in order to, among other things, increase the number of shares of Common Stock that may be issued thereunder to 14,500,000 shares of Common Stock from 11,500,000 shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement, as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference

The following documents, as filed with the Securities and Exchange Commission, are incorporated herein by reference:

(i)
the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 (including information specifically incorporated by reference into DTE Energy’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2014 annual meeting of shareholders filed on March 10, 2014);

(ii)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

(iii)	the description of the Registrant’s Common Stock, contained in the Registrant’s Registration Statement on Form 8-B dated January 2, 1996; and

(iv)	the Registrant’s Current Reports on Form 8-K dated Current Reports on Form 8-K filed February 7, 2014, March 5, 2014, March 18, 2014 (Item 8.01 only) and May 6, 2014.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Certain legal matters with respect to the offering of the securities will be passed on for the Registrant by Patrick B. Carey, who is the Registrant’s Associate General Counsel. Mr. Carey is an employee and shareholder of the Company. He may also receive awards under the Plan.

Item 6.  Indemnification of Directors and Officers

(a)  Indemnification.   The DTE Energy Company Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Michigan Business Corporation Act (the “MBCA”) or any other applicable law, no director of DTE Energy Company (“DTE Energy”) shall be personally liable to DTE Energy or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of DTE Energy.

DTE Energy’s articles of incorporation further state that each person who is or was or had agreed to become a director or officer of DTE Energy, or each such person who is or was serving or who had agreed to serve at the request of DTE Energy’s board of directors as an employee or agent of DTE Energy or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by DTE Energy to the full extent permitted by the MBCA or by any other applicable laws as presently or hereafter in effect.

DTE Energy’s articles of incorporation further state that DTE Energy may enter into one or more agreements with any person, which agreements provide for indemnification greater or different than that provided in the articles of incorporation.

Section 209(1)(c) of the MBCA permits a corporation to eliminate or limit a director’s liability to the corporation or its shareholders for money damages for any action taken or any failure to take action as a director, except liability for (1) the amount of financial benefit received by a director to which he or she is not entitled; (2) the intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 551 of the MBCA, dealing with unlawful distributions; or (4) for an intentional criminal act.

Section 561 of the MBCA permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, penalties fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Sections 562 and 564 (c) of the MBCA provide that in a derivative action, i.e., one by or in the right of the corporation or its shareholders, indemnification may be made for expenses including attorney’s fees and an amount paid in settlement actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, but only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been found liable to the corporation, unless and only to the extent that the court in which the action or suit was brought has determined upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562, or in defense of a claim, issue or matter in the action, suit, or proceeding shall be indemnified against actual and reasonable expenses, including attorney’s fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit or proceeding brought to enforce this mandatory indemnification.

(b)  Insurance.  DTE Energy (with respect to indemnification liability) and its directors and officers (in their capacities as such) are insured against liability for wrongful acts (to the extent defined) under twelve insurance policies providing aggregate coverage in the amount of $235 million.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

*4.1
Amended and Restated Articles of Incorporation of DTE Energy Company dated December 13, 1995 as amended from time to time (incorporated herein by reference to Exhibit 3-1 to DTE Energy’s Form 8-K dated May 6, 2010).

*4.2	Bylaws of DTE Energy Company, as amended through May 5, 2011 (incorporated herein by reference to Exhibit 3-11 to DTE Energy’s Form 10-Q for the quarter ended September 30, 2011).

*4.3	DTE Energy Company Amended and Restated Long-Term Incentive Plan (incorporated herein by reference to Exhibit A to DTE Energy’s Definitive Proxy Statement dated March 10, 2014).

5.1	Opinion of Patrick B. Carey, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Patrick B. Carey, Esq. (contained in Exhibit 5.1)

24.1	Directors’ Power of Attorney.

* Previously Filed

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes:

(A)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(A)(i) and (1)(A)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(B)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on this 31st day of October, 2014.

DTE ENERGY COMPANY

/s/GERARD M. ANDERSON
Gerard M. Anderson
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/GERARD M. ANDERSON Gerard M. Anderson	Director, Chairman of the Board and Chief Executive Officer	October 31, 2014
(Principal Executive Officer)

/s/PETER B. OLEKSIAK Peter B. Oleksiak	Senior Vice President and Chief Financial Officer	October 31, 2014
(Principal Financial Officer)

/s/DONNA M. ENGLAND Donna M. England	Chief Accounting Officer (Principal Accounting Officer)	October 31, 2014

Signature	Title	Date

* Lillian Bauder	Director	October 31, 2014

* David A. Brandon	Director	October 31, 2014

* W. Frank Fountain, Jr.	Director	October 31, 2014

* Charles G. McClure, Jr.	Director	October 31, 2014

* Gail J. McGovern	Director	October 31, 2014

* Mark A. Murray	Director	October 31, 2014

* James B. Nicholson	Director	October 31, 2014

* Charles W. Pryor, Jr.	Director	October 31, 2014

* Josue Robles, Jr.	Director	October 31, 2014

* Ruth G. Shaw	Director	October 31, 2014

* David A. Thomas	Director	October 31, 2014

* James H. Vandenberghe	Director	October 31, 2014

/s/PETER B. OLEKSIAK *By Peter B. Oleksiak	Attorney-in-Fact	October 31, 2014

EXHIBIT INDEX

Exhibit Number	Description

*4.1
Amended and Restated Articles of Incorporation of DTE Energy Company dated December 13, 1995 as amended from time to time (incorporated herein by reference to Exhibit 3-1 to DTE Energy’s Form 8-K dated May 6, 2010).

*4.2	Bylaws of DTE Energy Company, as amended through May 5, 2011 (incorporated herein by reference to Exhibit 3-11 to DTE Energy’s Form 10-Q for the quarter ended September 30, 2011).

*4.3	DTE Energy Company 2006 Amended and Restated Long-Term Incentive Plan (incorporated herein by reference to Exhibit A to DTE Energy’s Definitive Proxy Statement dated March 10, 2014).

5.1	Opinion of Patrick B. Carey, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Patrick B. Carey, Esq. (contained in Exhibit 5.1)

24.1	Directors’ Power of Attorney.

* Previously Filed